November 23, 2005

INCORPORATED UNDER THE LAWS OF THE STATE OF CALIFORNIA

No. 001

1,000,000 Shares

ICE CONVERSIONS, INC.

Authorized Capital Stock: 1,000,000 Common Shares

VOID

This Certifies that Cyclone Energy, Inc. is the record holder of ****One Million ********************************** Shares transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed or assigned.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 31st day of January A.D. 2006

Secretary

President